AGREEMENT for Sale of Goods

This AGREEMENT for Sale of Goods is made this 30 day of June, 2013 by and between KitchenSmith Co.,Ltd.,a Chinese Company with its principal place of business at G325 National Road,Beiguan Industry Area,Yangjiang City,Guangdong Province,China ("Seller") and Songbird Development Inc, an US company, with its principal place of business at 1805 N.Carson St,Ste X,Carson City,NV 89701,("Buyer") for the purchase of the Seller`s Knives Products.

1. Term. This Contract shall begin on June 30th, 2013, and end upon the last delivery, which shall be shipped, with or without requisition for the balance of goods then unshipped, by June 30th, 2016, unless the parties agree otherwise. However, if as of such date, Buyer is in arrears on the account, Seller may then cancel this Contract and sue for its damages, including lost profits, offsetting the deposit there against, and further recover its cost of suit including attorney fees.

2. Delivery. Buyer will give Seller 30 days' advance notice regarding the quantity requested for delivery. Upon receipt of the request for delivery, Seller will arrange for delivery through a carrier chosen by Seller, the costs of which shall be F.O.B.

3. Risk Of Loss. The risk of loss from any casualty to the Goods, regardless of the cause, will be the responsibility of the Seller until the Goods have been received by the Buyer.

4. Acceptance. Buyer will have the right to inspect the goods upon receipt, and within 7 business days after delivery, Buyer must give notice to Seller of any claim for damages on account of condition, quality, or grade of the goods, and Buyer must specify the basis of the claim in detail. Failure of Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by Buyer. All notices between the parties must be in writing and delivered by courier or by email.

5. Charges. Seller shall invoice Buyer upon and for each shipment. Buyer shall pay all charges on terms of cash. Any late payment shall bear a late charge of 0.5%. Overdue invoices shall also bear interest at the rate of 0.5% per month. If Seller undertakes collection or enforcement efforts, Buyer shall be liable for all costs thereof, including attorney fees. If Buyer is in arrears on any invoice, Seller may, on notice to Buyer, apply the deposit thereto and withhold further delivery until the deposit and all arrearages are brought current.

6. Warranty. Seller warrants that the goods sold hereunder are new and free from substantive defects in workmanship and materials. Seller's liability under the foregoing warranty is limited to replacement of goods or repair of defects or refund of the purchase price at Seller's sole option. No other warranty, express or implied, is made by Seller, and none shall be imputed or presumed.

7. Taxes. All sales taxes, tariffs, and other governmental charges shall be paid by Buyer and are Buyer's Responsibility Except As Limited By Law.

Ricky Lau

2nd. July 2013

8. Force Majeure. Seller may, without liability, delay performance or cancel this Contract on account of force majeure events or other circumstances beyond its control, including, but not limited to, strikes, political unrest, embargo, failure of source of supply, or casualty.

9. Miscellaneous. This Contract contains the entire agreement between the parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Contract except in writing and signed by both parties. This Contract shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

Ricky Lau

June 30th ,2013

Seller, Date 2nd. July 2013.

Buyer ,Date